ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

                           EQUI-SELECT SERIES TRUST

                                     AND

                     EQUITABLE INVESTMENT SERVICES, INC.

The Investment Advisory Agreement ("Agreement") between Equi-Select Series Trust (the "Trust") and Equitable Investment Services, Inc. (the "Adviser") dated October 1, 1994, is hereby amended to add two Additional Series to the Trust in accordance with Section 1.3 of the Agreement. The two Additional Series being added pursuant to this Addendum are Growth & Income Portfolio and the Value + Growth Portfolio. The fees to be paid to the Adviser, with respect to each Additional Series, are as follows:
      Growth & Income Portfolio:  0.95% of the first $200 million average net assets; and

                                 0.75% of average net assets over and above
                                 $200 million.

     Value + Growth Portfolio:  0.95% of the first $500 million average net assets; and

                                0.75% of average net assets over and above
                                $500 million.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be signed by their respective officers thereunto duly authorized as of this 1st day of April, 1996.
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                                  EQUI-SELECT SERIES TRUST
                                  for its Growth & Income Portfolio and
                                  Value + Growth Portfolio
Attest:


/s/ John A. Merriman              By:/s/ Paul R. Schlaack
--------------------------------  -------------------------------------
John A. Merriman, Secretary       Paul R. Schlaack, President

                                  EQUITABLE INVESTMENT SERVICES, INC.


/s/ Kimberly K. Krumviede         By:/s/ Paul R. Schlaack
--------------------------------  -------------------------------------
Kimberly K. Krumviede, Secretary  Paul R. Schlaack, President
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